Rocket Companies Announces Fourth Quarter and Full Year 2021 Results

•Grew full year 2021 originations volume to $351 billion, up 10% from record 2020 levels
•Generated Q4 net revenue of $2.6 billion and Adjusted Revenue of $2.4 billion1
•Delivered Q4 net income of $865 million and Adjusted Net Income of $637 million1
•Special dividend of $1.01 per Class A common stock declared by Board of Directors

DETROIT, February 24, 2022 – Rocket Companies, Inc. (NYSE: RKT) (“Rocket Companies” or the “Company”), a Detroit-based FinTech platform company consisting of tech-driven real estate, mortgage and financial services businesses – including Rocket Mortgage, Rocket Homes, Truebill and Rocket Auto – today announced results for the quarter and year ended December 31, 2021.

“Rocket made significant accomplishments in 2021 as we continued to execute on our mission to remove friction from life's complex moments. Rocket Mortgage had its best year ever in overall origination, with $351 billion in originations, while also setting a new record in home purchase volume. We expanded the Rocket platform with the strategic addition of Truebill, broadening the services we offer to help clients manage their entire financial lives." said Jay Farner, Vice Chairman and CEO of Rocket Companies.

"Rocket continues to leverage our platform to grow and scale across real estate, mortgage, and financial services. I am also pleased to announce that the Board of Directors has approved a special dividend of $1.01 per share. Since our IPO, Rocket has returned $4.5 billion to shareholders through dividends and share repurchases, while remaining well-capitalized and investing in a disciplined manner to generate long term shareholder value.”

Fourth Quarter Financial Summary1

ROCKET COMPANIES
(Units in '000s, $ amounts in millions, except per share)

	Q4-21	Q4-20	Q4-19	FY 21	FY 20	FY 19
	(Unaudited)			(Unaudited)
Total revenue, net	$2,593	$4,681	$1,908	$12,914	$15,650	$5,069
Total expenses	$1,737	$1,792	$1,151	$6,730	$6,118	$4,165
Net income	$865	$2,841	$754	$6,072	$9,399	$897

Adjusted Revenue	$2,435	$4,775	$1,825	$12,427	$16,938	$5,907
Adjusted Net Income	$637	$2,301	$518	$4,502	$8,266	$1,342
Adjusted EBITDA	$883	$3,135	$744	$6,182	$11,217	$1,994

GAAP Diluted EPS	$0.32	$1.09	N/A	$2.32	$1.76	N/A
Adjusted Diluted EPS	$0.32	$1.16	N/A	$2.26	$4.16	N/A

1 "GAAP" stands for Generally Accepted Accounting Principles in the U.S. On August 6, 2020, Rocket Companies' stock began trading on the NYSE and it did not have any shares outstanding or calculations of earnings per share for any periods prior to this date. Under GAAP, the basic and diluted earnings per share calculations for the three and twelve months ended December 31, 2020, include only the period from August 6, 2020 to December 31, 2020. Please see the sections of this document titled "Non-GAAP Financial Measures" and "GAAP to non-GAAP Reconciliations" for more information on the Company's non-GAAP measures and its share count. Certain figures in the tables throughout this document may not foot due to rounding.

(Units in '000s, $ amounts in millions)

	Q4-21	Q4-20	Q4-19	FY 21	FY 20	FY 19
Select Metrics	(Unaudited)			(Unaudited)
Closed loan origination volume	$75,857	$107,199	$50,833	$351,193	$320,209	$145,180
Gain on sale margin	2.80%	4.41%	3.41%	3.13%	4.46%	3.19%
Net rate lock volume	$68,378	$95,971	$43,879	$333,790	$338,667	$152,184
Amrock closings (units)	244.5	347.5	165.2	1,115.1	1,040.1	444.9
Rocket Auto car sales (units)	15.4	9.4	7.2	59.7	32.1	20.0

Fourth Quarter Financial Highlights
During the fourth quarter of 2021:

•Generated total revenue, net of $2.6 billion and Adjusted Revenue of $2.4 billion in Q4 '21, which represents 36% and 33% growth as compared to Q4 '19, respectively. We compare certain revenue and profitability measures to 2019 as we experienced a historically low interest rate environment in combination with limited industry capacity during 2020.

•Rocket Mortgage generated $75.9 billion in mortgage origination closed loan volume and gain on sale margin of 2.80%. Our closed loan volume was up 49% compared to Q4 '19 levels.
•Generated net income of $865 million, which exceeded Q4 '19 net income by 15%, and Adjusted Net Income of $637 million during Q4 ’21, which was 23% higher than Q4 ’19 levels. Our net income margin was 33% for Q4 '21, which compares to 40% in Q4 '19. Our Adjusted Net Income margin was 26% in Q4 '21, which compares to 28% in Q4 '19.
•Achieved Adjusted EBITDA of $883 million during Q4 ‘21, up 19% from Q4 ’19 levels. Our Adjusted EBITDA margin was 36% for Q4 ’21, which compares to 41% for Q4 ’19.

•In December 2021, we completed the acquisition of Truebill, a leading personal finance app that helps clients manage their entire financial lives, for $1.275 billion in consideration. Truebill has quickly become the choice for clients looking to live their best financial lives by managing subscriptions, improving credit scores, tracking spending and building budgets in a simple, easy-to-use app. This acquisition accelerates Rocket Companies' vision to help clients in complex moments. Truebill's annualized recurring revenue base exceeded $100 million as of December 2021, more than double the run rate on a year-over-year basis.
•Grew servicing book unpaid principal balance to $552 billion at December 31, 2021, up 35% from December 31, 2020 and 63% from December 31, 2019. As of December 31, 2021, our servicing portfolio includes 2.6 million clients and generates $1.4 billion of recurring servicing fee income on an annualized basis.
•In October, Rocket Mortgage issued $1,150 million of 2.875% senior notes due 2026 and $850 million of 4.000% senior notes due 2033. The proceeds were used to acquire $948 million in outstanding 5.250% senior notes due 2028 in a tender offer and for general corporate purposes. Through these transactions, we lowered the weighted average cost of our senior notes by 68 basis points, extended the weighted average maturity of our senior notes by more than five months, and transitioned to investment grade level covenants.

Subsequent to December 31, 2021:

•Our Company's Board of Directors declared a special dividend of $1.01 per share payable on March 22, 2022 to holders of our Class A common stock of record at the close of business on March 8, 2022. We will fund the special dividend from cash distributions of approximately $2.0 billion.
•As of February 18, 2022, Rocket Companies repurchased 20.7 million shares cumulatively at an average price of $15.08. Cumulatively, we have returned $312 million to Class A common stockholders under the $1 billion share repurchase program authorized in November 2020.
Full Year Financial Highlights
During the full year of 2021:

•Generated total revenue, net of $12.9 billion and Adjusted Revenue of $12.4 billion in 2021, which represents 155% and 110% growth as compared to 2019, respectively.

•Rocket Mortgage generated $351.2 billion in mortgage origination closed loan volume and gain on sale margin of 3.13%. Our closed loan volume in 2021 was a new company record, up 10% from 2020 levels and 142% compared to 2019 levels.
•Generated net income of $6.1 billion, which exceeded 2019 net income by 577%, and Adjusted Net Income of $4.5 billion during 2021, which was 236% greater than 2019 levels. Our net income margin was 47% for 2021, which compares to 18% in 2019. Our Adjusted Net Income margin was 37% in 2021, which compares to 23% in 2019.
•Achieved Adjusted EBITDA of $6.2 billion during 2021, up 210% from 2019 levels. Our Adjusted EBITDA margin was 50% for 2021, which compares to 34% for 2019, demonstrating the scalability of our platform.

Company Highlights
Rocket Platform

•2021 represented Rocket Mortgage's strongest purchase closed loan volume in company history. During the fourth quarter, our purchase volume grew 76% over Q4'20 levels, driven by our focus on a superior, technology-driven client experience, product innovation and our integrated, end-to-end home buying ecosystem.

•In 2021, the Rocket Companies platform expanded its user base to 204 million unique visitors, representing an increase of 33% from 2020.
•In 2021, Rocket Mortgage earned a net promoter score (NPS) of 73, which is a measure of client satisfaction and compares to the mortgage origination industry average NPS of 16, according to J.D. Power.

•Rocket Mortgage net client retention rate was 91% over the 12 months ended December 31, 2021. There is a strong correlation between this metric and client lifetime value, and we believe our net client retention rate is unmatched among mortgage companies and on par with some of the best performing subscription business models in the world.
•Rocket Homes drove a record 33,100 real estate transactions and $8 billion of real estate transaction value during 2021, representing the value of homes purchased and sold through our real estate agent network.

•Rocket Auto, our automotive retail marketplace, generated $1.9 billion in gross merchandise value 2 in 2021 more than doubling over the year prior.
•Amrock reached a new milestone completing more than 1.1 million client closings during 2021. Amrock's digital experience enables an easier, faster and more accessible closing process, resulting in a superior client experience overall.

•Our 2022 Super Bowl ad, starring Anna Kendrick and Barbie, was ranked #1 by USA Today's Ad Meter. This was the second year in a row that we have earned the #1 ranking. The ad features both Rocket Mortgage and Rocket Homes, highlighting our ability to help clients purchase a new home in today's hot housing market.

2 Gross merchandise value includes the sales price of vehicles sold plus vehicle-related product sales that were generated during the period.

Technology and Product

•We expanded the roll-out of Rocket Logic, our next generation loan origination system, which is now processing the majority of our origination volume. Our Rocket Logic system has continuously driven higher efficiency and improved the velocity of loans processed. During the fourth quarter, roughly a quarter of our refinance loans closed in 10 days or less, and overall turn times decreased by 8% quarter over quarter.
•As of December 31, 2021, approximately 80,000 real estate agents have signed up for Rocket Pro Insight (RPI), up 5x from December 31, 2020. RPI is our digital platform for real estate agents to manage the entire mortgage process in real-time, from application submission to closing.
•Pathfinder, our centralized digital database of mortgage products and policies, unveiled new search functionality powered by Google's new neural search model, the first of its kind outside of Google to use the new model in product form. This enhanced functionality delivers same page, immediate, accurate answers to full sentence, natural language queries, providing a faster, smoother experience to over 1.1 million searches per month. Pathfinder is considered an industry-leading resource by mortgage brokers, and is used by Rocket Pro TPO partners, Rocket Pro originators, and the Rocket Mortgage Cloud Force.

Supporting Our Communities

•Rocket Mortgage sponsored Detroit's third-annual PGA Tour in 2021, the Rocket Mortgage Classic, raising more than $1.35 million to support local nonprofits. Over half of these funds supported the event's "Changing the Course" initiative, which aims to provide all Detroiters access to the internet and technology and digital literacy training within five years. In 2021, 68% of Detroit households were digitally connected, up from 40% in 2020, largely due to the "Changing the Course" initiative.
•Rocket Community Fund, a partner company, recently announced a partnership with Human-I-T, a non-profit with the mission to shrink the digital divide one piece of technology at a time. In addition to shrinking the digital divide, this initiative also reduces e-waste. Through this partnership, we have refurbished and redistributed more than 57,500 devices back to our home communities.
First Quarter 2022 Outlook
We expect the following ranges in Q1 2022:

•Closed loan volume of between $52 billion and $57 billion.

•Net rate lock volume of between $50 billion and $57 billion.

•Gain on sale margins of 2.80% to 3.10%.

Direct to Consumer

In the Direct to Consumer segment, clients have the ability to interact with Rocket Mortgage online and/or with the Company’s mortgage bankers. The Company markets to potential clients in this segment through various brand campaigns and performance marketing channels. The Direct to Consumer segment derives revenue from originating, closing, selling and servicing predominantly agency-conforming loans, which are pooled and sold to the secondary market. The segment also includes title insurance, appraisals and settlement services complementing the Company’s end-to-end mortgage origination experience. Servicing activities are fully allocated to the Direct to Consumer segment and are viewed as an extension of the client experience. Servicing enables Rocket Mortgage to establish and maintain long term relationships with our clients, through multiple touchpoints at regular engagement intervals.

DIRECT TO CONSUMER3
($ amounts in millions)

	Q4-21	Q4-20	FY 21	FY 20
	(Unaudited)		(Unaudited)
Sold loan volume	$50,392	$67,825	$213,889	$199,842
Sold loan gain on sale margin	4.32%	5.89%	4.75%	5.48%
Revenue, net	$2,181	$3,538	$10,581	$11,722
Adjusted Revenue	$2,023	$3,632	$10,094	$13,010
Contribution margin	$1,134	$2,606	$6,396	$9,373

Partner Network

The Rocket Professional platform supports our Partner Network segment, where we leverage our superior client service and widely recognized brand to grow marketing and influencer relationships, and our mortgage broker partnerships through Rocket Pro TPO. Our marketing partnerships consist of well-known consumer-focused companies that find value in our award-winning client experience and want to offer their clients mortgage solutions with our trusted, widely recognized brand. These organizations connect their clients directly to us through marketing channels and a referral process. Our influencer partnerships are typically with companies that employ licensed mortgage professionals that find value in our client experience, technology and efficient mortgage process, where mortgages may not be their primary offering. We also enable clients to start the mortgage process through the Rocket platform in the way that works best for them, including through a local mortgage broker.

PARTNER NETWORK
($ amounts in millions)

	Q4-21	Q4-20	FY 21	FY 20
	(Unaudited)		(Unaudited)
Sold loan volume	$30,289	$37,897	$138,803	$106,530
Sold loan gain on sale margin	0.79%	2.57%	1.20%	2.19%
Revenue, net	$267	$961	$1,766	$3,180
Adjusted Revenue	$267	$961	$1,766	$3,180
Contribution margin	$113	$795	$1,079	$2,643

Balance Sheet and Liquidity

We remain in a strong liquidity position, with total liquidity of $9.1 billion, which includes $2.1 billion of cash on-hand, $3.5 billion of corporate cash used to self-fund loan originations, a portion of which could be transferred to funding facilities (warehouse lines) at our discretion, $3.1 billion of undrawn lines of credit from non-funding facilities, and $0.3 billion of undrawn MSR lines. Our available cash position was $5.6 billion, which includes cash on-hand and corporate cash used to self-fund loan originations, combined with the $5.4 billion of mortgage servicing rights, representing a total of $11.0 billion dollars of asset value on our balance sheet as of December 31, 2021.

3 We measure the performance of the Direct to Consumer and Partner Network segments primarily on a contribution margin basis. Contribution margin is intended to measure the direct profitability of each segment and is calculated as Adjusted Revenue less directly attributable expenses. Directly attributable expenses include salaries, commissions and team member benefits, general and administrative expenses, and other expenses, such as direct servicing costs and origination costs. A loan is considered "sold" when it is sold to investors on the secondary market. We previously referred to "sold" loans as "funded" loans. See "Summary Segment Results" section later in this document and the footnote on “Segments” in the “Notes to Consolidated Financial Statements” in the Company’s forthcoming filing on Form 10-K for more information.

BALANCE SHEET HIGHLIGHTS
($ amounts in millions)

	December 31, 2021	December 31, 2020
	(Unaudited)
Cash and cash equivalents	$2,131	$1,971
Mortgage servicing rights (“MSRs”), at fair value	$5,386	$2,863
Funding facilities	$12,752	$17,743
Other financing facilities and debt	$5,994	$3,678
Total equity	$9,760	$7,882

Fourth Quarter and Full Year Earnings Call
Rocket Companies will host a live conference call at 4:30 p.m. ET on February 24, 2022 to discuss its results for the quarter and year ended December 31, 2021. A live webcast of the event will be available online by clicking on the "Investor Info" section of our website. The webcast will also be available via rocketcompanies.com.

A replay of the webcast will be available on the Investor Relations site following the conclusion of the event. If you are having issues viewing the webcast, please see the event help guide at the link here.

Consolidated Statements of Income
($ In Thousands, Except Shares and Per Share Amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Revenue
Gain on sale of loans
Gain on sale of loans excluding fair value of MSRs, net	$993,588	$3,131,808	$6,604,215	$11,946,044
Fair value of originated MSRs	926,842	1,082,760	3,864,359	3,124,659
Gain on sale of loans, net	1,920,430	4,214,568	10,468,574	15,070,703
Loan servicing income (loss)
Servicing fee income	355,880	295,163	1,325,938	1,074,255
Change in fair value of MSRs	(133,232)	(393,811)	(689,432)	(2,379,355)
Loan servicing income (loss), net	222,648	(98,648)	636,506	(1,305,100)
Interest income
Interest income	118,233	97,622	430,086	329,593
Interest expense on funding facilities	(56,146)	(82,942)	(261,146)	(245,523)
Interest income, net	62,087	14,680	168,940	84,070
Other income	387,601	549,912	1,640,446	1,800,394
Total revenue, net	2,592,766	4,680,512	12,914,466	15,650,067
Expenses
Salaries, commissions and team member benefits	804,136	884,279	3,356,815	3,238,301
General and administrative expenses	315,779	289,119	1,183,418	1,053,080
Marketing and advertising expenses	305,584	279,184	1,249,583	949,933
Depreciation and amortization	19,243	26,683	74,713	74,316
Interest and amortization expense on non-funding debt	125,968	82,010	230,740	186,301
Other expenses	166,711	230,455	634,296	616,479
Total expenses	1,737,421	1,791,730	6,729,565	6,118,410
Income before income taxes	855,345	2,888,782	6,184,901	9,531,657
Provision for income taxes	9,971	(48,018)	(112,738)	(132,381)
Net income	865,316	2,840,764	6,072,163	9,399,276
Net income attributable to non-controlling interest	(817,265)	(2,700,716)	(5,763,953)	(9,201,325)
Net income attributable to Rocket Companies	$48,051	$140,048	$308,210	$197,951

Earnings per share of Class A common stock
Basic	$0.36	$1.21	$2.36	$1.77
Diluted	$0.32	$1.09	$2.32	$1.76

Weighted average shares outstanding
Basic	132,607,997	115,372,565	130,578,206	111,926,619
Diluted	1,985,285,921	1,988,435,424	1,989,433,567	116,238,493

Consolidated Balance Sheets
($ In Thousands, Except Shares and Per Share Amounts)

	December 31, 2021	December 31, 2020
	(Unaudited)
Assets
Cash and cash equivalents	$2,131,174	$1,971,085
Restricted cash	80,423	83,018
Mortgage loans held for sale, at fair value	19,323,568	22,865,106
Interest rate lock commitments (“IRLCs”), at fair value	538,861	1,897,194
Mortgage servicing rights (“MSRs”), at fair value	5,385,613	2,862,685
MSRs collateral for financing liability, at fair value	—	205,033
Notes receivable and due from affiliates	9,753	22,172
Property and equipment, net	254,376	211,161
Deferred tax asset, net	572,049	519,933
Lease right of use assets	427,895	238,546
Forward commitments, at fair value	17,337	20,584
Loans subject to repurchase right from Ginnie Mae	1,918,032	5,696,608
Other assets	2,115,814	941,477
Total assets	$32,774,895	$37,534,602
Liabilities and equity
Liabilities:
Funding facilities	$12,751,592	$17,742,573
Other financing facilities and debt:
Lines of credit	75,000	375,000
Senior Notes, net	4,022,491	2,973,046
Early buy out facility	1,896,784	330,266
MSRs financing liability, at fair value	—	187,794
Accounts payable	271,544	251,960
Lease liabilities	482,184	272,274
Forward commitments, at fair value	19,911	506,071
Investor reserves	78,888	87,191
Notes payable and due to affiliates	33,650	73,896
Tax receivable agreement liability	688,573	550,282
Loans subject to repurchase right from Ginnie Mae	1,918,032	5,696,608
Other liabilities	776,714	605,485
Total liabilities	23,015,363	29,652,446
Equity
Class A common stock	1	1
Class B common stock	—	—
Class C common stock	—	—
Class D common stock	19	19
Additional paid-in capital	287,558	282,743
Retained earnings	378,005	207,422
Accumulated other comprehensive income	81	317
Non-controlling interest	9,093,868	7,391,654
Total equity	9,759,532	7,882,156
Total liabilities and equity	$32,774,895	$37,534,602

Summary Segment Results for the Year Ended December 31, 2021 and 2020,
($ amounts in millions)
(Unaudited)

Three Months Ended December 31, 2021	Direct to Consumer	Partner Network	Segments Total	All Other	Total
Total U.S. GAAP Revenue, net	$2,181	$267	$2,449	$144	$2,593
Plus: Decrease in MSRs due to valuation assumptions (net of hedges)	(158)	—	(158)	—	(158)
Adjusted Revenue	$2,023	$267	$2,291	$144	$2,435
Directly attributable expenses	889	154	1,044	78	1,121
Contribution margin(1)	$1,134	$113	$1,247	$66	$1,314

Three Months Ended December 31, 2020	Direct to Consumer	Partner Network	Segments Total	All Other	Total
Total U.S. GAAP revenue, net	$3,538	$961	$4,498	$182	$4,681
Plus: Decrease in MSRs due to valuation assumptions (net of hedges)	95	—	95	—	95
Adjusted Revenue	$3,632	$961	$4,593	$182	$4,775
Directly attributable expenses	1,027	165	1,192	134	1,326
Contribution margin(1)	$2,606	$795	$3,401	$48	$3,449

Years Ended December 31, 2021	Direct to Consumer	Partner Network	Segments Total	All Other	Total
Total U.S. GAAP revenue, net	$10,581	$1,766	$12,347	$567	$12,914
Less: Increase in MSRs due to valuation assumptions (net of hedges)	(487)	—	(487)	—	(487)
Adjusted Revenue	$10,094	$1,766	$11,860	$567	$12,427
Directly attributable expenses	3,698	686	4,384	275	4,659
Contribution margin(1)	$6,396	$1,079	$7,475	$293	$7,768

Years Ended December 31, 2020	Direct to Consumer	Partner Network	Segments Total	All Other	Total
Total U.S. GAAP revenue, net	$11,722	$3,180	$14,902	$748	$15,650
Plus: Decrease in MSRs due to valuation assumptions (net of hedges)	1,288	—	1,288	—	1,288
Adjusted Revenue	$13,010	$3,180	$16,190	$748	$16,938
Directly attributable expenses	3,638	538	4,175	412	4,587
Contribution margin(1)	$9,373	$2,643	$12,015	$335	$12,351

(1) We measure the performance of the segments primarily on a contribution margin basis. Contribution margin is intended to measure the direct profitability of each segment and is calculated as Adjusted Revenue less directly attributable expenses. Adjusted Revenue is a non-GAAP financial measure described above. Directly attributable expenses include salaries, commissions and team member benefits, general and administrative expenses, and other expenses, such as direct servicing costs and origination costs.

GAAP to non-GAAP Reconciliations
Adjusted Revenue Reconciliation ($ amounts in millions)

	Three Months Ended December 31,			Years Ended December 31,
	2021	2020	2019	2021	2020	2019
	(Unaudited)			(Unaudited)
Total Revenue, net	$2,593	$4,681	$1,908	$12,914	$15,650	$5,069
Change in fair value of MSRs due to valuation assumptions (net of hedges) (1)	(158)	95	(83)	(487)	1,288	838
Adjusted Revenue	$2,435	$4,775	$1,825	$12,427	$16,938	$5,907

(1) Reflects changes in assumptions including discount rates and prepayment speed assumptions, mostly due to changes in market interest rates, and the effects of contractual prepayment protection associated with sales of MSRs.

Adjusted Net Income Reconciliation ($ amounts in millions)

	Three Months Ended December 31,			Years Ended December 31,
	2021	2020	2019	2021	2020	2019
	(Unaudited)			(Unaudited)
Net income attributable to Rocket Companies	$48	$140	$—	$308	$198	$—
Net income impact from pro forma conversion of Class D common shares to Class A common shares(1)	818	2,701	755	5,766	9,203	898
Adjustment to the provision for income tax(2)	(226)	(671)	(185)	(1,429)	(2,235)	(217)
Tax-effected net income(2)	640	2,171	570	4,646	7,166	681
Non-cash share-base compensation expense	40	43	14	164	136	40
Change in fair value of MSRs due to valuation assumptions (net of hedges)(3)	(158)	95	(83)	(487)	1,288	838
Loss on extinguishment of Senior Notes	87	44	—	87	44	—
Litigation accrual(4)	—	—	—	15	—	—
Change in Tax receivable agreement liability(5)	19	(8)	—	19	(8)	—
Tax impact of adjustments(6)	8	(45)	17	55	(364)	(217)
Other tax adjustments(7)	1	2	—	4	5	—
Adjusted Net Income	$637	$2,301	$518	$4,502	$8,266	$1,342

(1) Reflects net income to Class A common stock from pro forma exchange and conversion of corresponding shares of our Class D common shares held by non-controlling interest holders as of December 31, 2021, 2020 and 2019.

(2) Rocket Companies, Inc. will be subject to U.S. Federal income taxes, in addition to state, local and Canadian taxes with respect to its allocable share of any net taxable income of RKT Holdings, LLC. The adjustment to the provision for income tax reflects the effective tax rates assuming Rocket Companies, Inc. owns 100% of the non-voting common interest units of RKT Holdings, LLC. The effective income tax rate for Adjusted Net Income was 25.21% for the year ended December 31, 2021, 24.87% for the year ended December 31, 2020 and 24.77% for the year ended December 31, 2019.

(3) Reflects changes in assumptions including discount rates and prepayment speed assumptions, mostly due to changes in market interest rates, and the effects of contractual prepayment protection associated with sales of MSRs.

(4) Reflects legal accrual related to a specific legal matter.

(5) Reflects changes in estimates of tax rates and other variables of the Tax receivable agreement liability for which no income tax expense/benefit is recognized.

(6) Tax impact of adjustments gives effect to the income tax related to non-cash share-based compensation expense, change in fair value of MSRs due to valuation assumptions, loss on extinguishment of Senior Notes, and the litigation accrual at the above described effective tax rates for each period.

(7) Represents tax benefits due to the amortization of intangible assets and other tax attributes resulting from the purchase of RKT Holdings units, net of payment obligations under Tax Receivable Agreement.

Adjusted Diluted Weighted Average Shares Outstanding Reconciliation ($ in millions, except per share)

	Three Months Ended December 31,			Years Ended December 31,
	2021	2020	2019	2021	2020	2019
	(Unaudited)			(Unaudited)
Diluted weighted average Class A Common shares outstanding	1,985,285,921	1,988,435,424	N/A	1,989,433,567	116,238,493	N/A
Assumed pro forma conversion of Class D shares (1)	—	—	N/A	—	1,872,476,780	N/A
Adjusted diluted weighted average shares outstanding	1,985,285,921	1,988,435,424	N/A	1,989,433,567	1,988,715,273	N/A

Adjusted Net Income (2)	$637	$2,301	N/A(3)	$4,502	$8,266	N/A(3)
Adjusted Diluted EPS	$0.32	$1.16	N/A(3)	$2.26	$4.16	N/A(3)

(1) Reflects the pro forma exchange and conversion of non-dilutive Class D common stock to Class A common stock.

(2) Represents Adjusted Net Income for 2020 for the full period as presented.

(3) This non-GAAP measure is not applicable for these periods, as the reorganization transactions had not yet occurred.

Adjusted EBITDA Reconciliation ($ amounts in millions)

	Three Months Ended December 31,			Years Ended December 31,
	2021	2020	2019	2021	2020	2019
	(Unaudited)			(Unaudited)
Net income	$865	$2,841	$754	$6,072	$9,399	$897
Interest and amortization expense on non-funding debt	126	82	38	231	186	137
Income tax provision	(10)	48	3	113	132	7
Depreciation and amortization	19	27	18	75	74	75
Non-cash share-based compensation expense	40	43	14	164	136	40
Change in fair value of MSRs due to valuation assumptions (net of hedges) (1)	(158)	95	(83)	(487)	1,288	838
Litigation accrual (2)	—	—	—	15	$—	—
Adjusted EBITDA	$883	$3,135	$744	$6,182	$11,217	$1,994

(1) Reflects changes in assumptions including discount rates and prepayment speed assumptions, mostly due to changes in market interest rates, and the effects of contractual prepayment protection associated with sales of MSRs.

(2) Reflects legal accrual related to a specific legal matter.

Non-GAAP Financial Measures

To provide investors with information in addition to our results as determined under Generally Accepted Accounting Principles (“GAAP”), we disclose Adjusted Revenue, Adjusted Net Income, Adjusted Diluted EPS, and Adjusted EBITDA as “non-GAAP measures” which management believes provide useful information to investors.

These measures are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for revenue, net income, or any other operating performance measure calculated in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies.

We define “Adjusted Revenue” as total revenues net of the change in fair value of mortgage servicing rights (“MSRs”) due to valuation assumptions (net of hedges). We define “Adjusted Net Income” as tax-effected earnings before non-cash share-based compensation expense, the change in fair value of MSRs due to valuation assumptions (net of hedges) loss on extinguishment of Senior Notes, a litigation accrual, Change in Tax receivable agreement liability, and the tax effects of those adjustments. We define “Adjusted Diluted EPS” as Adjusted Net Income divided by the diluted weighted average number of Class A common stock outstanding for the applicable period, which assumes the pro forma exchange and conversion of all outstanding Class D common stock for Class A common stock. We define “Adjusted EBITDA” as earnings before interest and amortization expense on non-funding debt, income tax, depreciation and amortization, net of the change in fair value of MSRs due to valuation assumptions (net of hedges), share-based compensation expense, and a litigation accrual. We exclude from each of these non-GAAP revenues the change in fair value of MSRs due to valuation assumptions (net of hedges) as this represents a non-cash non-realized adjustment to our total revenues, reflecting changes in assumptions including discount rates and prepayment speed assumptions, mostly due to changes in market interest rates, which is not indicative of our performance or results of operation. We also exclude effects of contractual prepayment protection associated with sales of MSR's. Adjusted EBITDA includes interest expense on funding facilities, which are recorded as a component of “Interest income, net”, as these expenses are a direct cost driven by loan origination volume. By contrast, interest and amortization expense on non-funding debt is a function of our capital structure and is therefore excluded from Adjusted EBITDA. Any non-GAAP earnings margin is calculated by using the non-GAAP metric in question (such as Adjusted EBITDA) as the numerator and Adjusted Revenue as the denominator.

In first quarter of 2021, we revised our definition of Adjusted Net income and Adjusted EBITDA to exclude a litigation accrual that does not directly affect what we consider to be our core operating performance. Excluding this cost did not impact Adjusted Net income or Adjusted EBITDA for the comparative periods presented. In the third quarter of 2021, we revised our definition of Adjusted Revenue, Adjusted Net income and Adjusted EBITDA to exclude the effects of contractual prepayment protection associated with sales of MSRs as this does not directly affect what we consider to be our core operating performance. Excluding these costs impacted Adjusted Revenue, Adjusted Net income, Adjusted Diluted EPS and Adjusted EBITDA for the comparative periods presented. In the fourth quarter of 2021, we revised our definition of Adjusted Net income to exclude loss on extinguishment of Senior Notes and change in tax receivable agreement as these do not directly affect what we consider to be our core operating performance. Excluding these costs impacted Adjusted Net income for the comparative periods presented. From time to time in the future, we may exclude other items if we believe that doing so is consistent with the goal of providing useful information to investors.

We believe that the presentation of our non-GAAP financial measures provide useful information to investors regarding our results of operations because each measure assists both investors and management in analyzing and benchmarking the performance and value of our business. Our non-GAAP measures provide indicators of performance that are not affected by fluctuations in certain costs or other items. Accordingly, management believes that these measurements are useful for comparing general operating performance from period to period, and management relies on these measures for planning and forecasting of future periods. Additionally, these measures allow management to compare our results with those of other companies that have different financing and capital structures. However, other companies may define Adjusted Revenue, Adjusted Net Income, Adjusted Diluted EPS, and Adjusted EBITDA differently, and as a result, our non-GAAP financial measures may not be directly comparable to those of other companies.

Although we use our non-GAAP financial measures to assess the performance of our business, such use is limited because they do not include certain material costs necessary to operate our business. Additionally, our definitions of our non-GAAP financial measures allows us to add back certain non-cash charges and deduct certain gains that are included in calculating the most comparable figures calculated under GAAP. However, these expenses and gains vary greatly, and are difficult to predict. They can represent the effect of long-term strategies as opposed to short-term results. Adjusted Revenue, Adjusted Net Income, Adjusted Earnings per

Share, and Adjusted EBITDA should be considered in addition to, and not as a substitute for, total revenues, net income attributable to Rocket Companies, net income (loss), and Earnings per share in accordance with U.S. GAAP as measures of performance. Our presentation of non-GAAP financial measures should not be construed as an indication that our future results will be unaffected by unusual or nonrecurring items.

Adjusted Revenue, Adjusted Net Income, and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are: (a) they do not reflect every cash expenditure, future requirements for capital expenditures or contractual commitments; (b) Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payment on our debt; (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced or require improvements in the future, and Adjusted Revenue, Adjusted Net Income and Adjusted EBITDA do not reflect any cash requirement for such replacements or improvements; and (d) they are not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows.

Because of these limitations, Adjusted Revenue, Adjusted Net Income, and Adjusted EBITDA are not intended as alternatives to total revenue, net income attributable to Rocket Companies or net income (loss) as an indicator of our operating performance and should not be considered as measures of discretionary cash available to us to invest in the growth of our business or as measures of cash that will be available to us to meet our obligations. We compensate for these limitations by using Adjusted Revenue, Adjusted Net Income and Adjusted EBITDA along with other comparative tools, together with U.S. GAAP measurements, to assist in the evaluation of operating performance.

Forward Looking Statements

Some of the statements contained in this document are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are generally identified by the use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "target," "will," "would" and, in each case, their negative or other various or comparable terminology. These forward-looking statements reflect our views with respect to future events as of the date of this document and are based on our management’s current expectations, estimates, forecasts, projections, assumptions, beliefs and information. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. All such forward-looking statements are subject to risks and uncertainties, many of which are outside of our control, and could cause future events or results to be materially different from those stated or implied in this document. It is not possible to predict or identify all such risks. These risks include, but are not limited to, the risk factors that are described under the section titled “Risk Factors” in our Annual Report on Form 10-K, Current Reports on Form 8-K, and other filings with the Securities and Exchange Commission. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this document and in our SEC filings. We expressly disclaim any obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law.

About Rocket Companies

Rocket Companies is a Detroit-based FinTech platform company consisting of personal finance and consumer technology brands including Rocket Mortgage, Rocket Homes, Amrock, Rocket Auto, Rocket Loans, Truebill, Lendesk, Edison Financial, Core Digital Media, Rocket Central and Rock Connections.

Since 1985, Rocket Companies has been obsessed with helping its clients achieve the American dream of home ownership and financial freedom. The Company offers industry-leading client experiences powered by its simple, fast and trusted digital solutions. Rocket Companies has approximately 26,000 team members across the United States and Canada. Rocket Companies ranked #5 on Fortune's list of the "100 Best Companies to Work For" in

2021 and has placed in the top third of the list for 18 consecutive years. For more information, please visit our Corporate Website or Investor Relations Website.

Investor Relations Contact:
Sharon Ng
ir@rocketcompanies.com
(313) 373-7990

Media Contact:
Aaron Emerson
aaronemerson@rockcentraldetroit.com
(313) 373-3035